FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-08

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: May 13 2015 13:54:26

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-C28 - PUBLIC NEW ISSUE
** $1,076 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES
CO-MANAGERS: DEUTSCHE BANK SECURITIES, MORGAN STANLEY

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/KBRA/MDY	SIZE($MM)	C/E	WAL	LAUNCH
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	42.399	30.000%	2.77	+40
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	54.565	30.000%	4.86	+52
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	235.000	30.000%	9.86
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	396.130	30.000%	9.90	+87
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	87.186	30.000%	7.48	+76
A-S	AAA(sf)/AAA(sf)/Aa2(sf)	88.807	22.375%	9.90	+120
B	AA(low)(sf)/AA-(sf)/NR	62.602	17.000%	9.98	+165
C	A(low)(sf)/A-(sf)/NR	50.955	12.625%	9.98	+210
D	BBB(low)(sf)/BBB-(sf)/NR	58.235	7.625%	9.98	+355

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,164,686,419
NUMBER OF LOANS:	99
NUMBER OF PROPERTIES:	134
WA CUT-OFF LTV:	65.0%
WA BALLOON LTV:	57.5%
WA U/W NCF DSCR:	1.69x
WA U/W NOI DEBT YIELD:	10.3%
WA MORTGAGE RATE:	4.171%
TOP TEN LOANS %:	47.3%
WA REM TERM TO MATURITY (MOS):	116
WA AMORTIZATION TERM (MOS):	347
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(55.1%), RMF(24.1%), C-III(12.7%), BASIS(8.1%)

TOP 5 PROPERTY TYPES:	RETAIL(33.8%), OFFICE(25.2%), SELF STORAGE(12.4%), HOSPITALITY(9.9%), MULTIFAMILY(8.4%)

TOP 5 STATES:	CA(26.3%), TX(11.2%), PA(9.0%),
NY(5.7%), FL(5.6%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
SUBORDINATE CLASS REP:	AFFILIATE OF KKR SECURITIES HOLDINGS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1,	ATTACHED
PRELIMINARY FWP:	ATTACHED
PRESALE REPORTS:	MON, 5/4 - TUES, 5/5
ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	MAY 21, 2015

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM
REVIEW CODE: WFCM3478 (not case-sensitive)
DIRECT LINK: http://www.netroadshow.com/nrs/wp/default.html?show=4a8C56

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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